Exhibit 99.1

FOR IMMEDIATE RELEASE

SulphCo Announces $6 Million Registered Direct Offering of Equity Units and Rescheduled Quarterly Update Conference Call

Houston, TX. January 26, 2010 (GLOBE NEWSWIRE) -- SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize crude oil products and crude oil, announced today that it had executed Subscription Agreements on January 26, 2010 for the sale of approximately 11.8 million equity units at $0.51 per unit in a registered direct offering.  The equity units are comprised of one share of SulphCo common stock and two warrants. The warrants allow investors to purchase one-half share of SulphCo common stock at a price of $0.70 per share for a period of two years and one-half share of SulphCo common stock at a price of $1.00 per share for a period of five years. The $0.70 warrant is callable under certain conditions. Net proceeds to SulphCo after agency fees and estimated expenses will be approximately $5.5 million.  The transaction is scheduled to close on January 29, 2010 subject to customary closing conditions. The offering will be conducted pursuant to a shelf registration statement declared effective by the Securities and Exchange Commission on September 4, 2007.  A prospectus supplement related to these securities will be filed with the Securities and Exchange Commission.

This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction which such offer, solicitation or sale would be unlawful.

As a result of the proposed timing of the closing of the offering, the Company also announced that it has rescheduled its quarterly update conference call to Thursday, February 4, 2010. Detailed conference call information will be released on or about February 1, 2010.

About SulphCo, Inc.
Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil products and crude oil. The overall process is designed to "upgrade" the quality of crude oil products and crude oil by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors & Media
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100

International Investors & Media
Ben Brewerton / Seán Galvin Ben.Brewerton@FD.com Sean.Galvin@FD.com	FD	+ 44 (0) 207-831-3113